EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
March 11, 2008
GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, OK 73114
Re: Consent of Independent Petroleum Engineers
To whom it may concern:
MHA Petroleum Consultants hereby consents to the incorporation by reference in the registration statement (No. 333-106311) on Form S-8 of GMX Resources Inc. and registration statements (333-134911 and 333-149170) on Form S-3 of the references to our report relating to the proved oil and natural gas reserves of GMX Resources Inc. for the year ended December 31, 2007, and to the reference to our firm as experts in such registration statements with respect to such report.

Very truly yours, MHA PETROLEUM CONSULTANTS, INC.
By:	/s/ John Arsenault
John Arsenault, Vice President